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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Epimmune Inc. for the registration of 2,466,379 shares of common stock of Epimmune Inc. and to the incorporation by reference therein of our report dated February 20, 2004, except for the third paragraph to Note 1, the first paragraph of Note 7 and Note 11, as to which the date is April 20, 2004, with respect to the consolidated financial statements of Epimmune Inc. included in Amendment No. 2 to Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                            /s/ ERNST & YOUNG LLP

San Diego, California
April 20, 2004